Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES THIRD

QUARTER 2023 OPERATING RESULTS

South Bend, IN. November 14, 2023 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended September 30, 2023.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On August 6, 2023, the Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.2 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%.

●	On August 25, 2023, the Company completed its acquisition of 24 healthcare facilities located in Indiana for $102,000,000. The 24 facilities are comprised of nineteen skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed.

●	On August 25, 2023, the Company closed a mortgage loan facility with a commercial bank pursuant to which the Company borrowed approximately $66 million. The facility is an interest only facility for the first 12 months and beginning in the second-year monthly payments will include principal based on a 20-year amortization schedule, with a balloon payment due in August 2028. The rate is based on the one-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and a floor of 4% (as of September 30, 2023, the rate was 8.83%).

●	For the quarters ended September 30, 2023, and September 30, 2022:

	●	FFO was $12.0 million and $16.3 million, respectively.

	●	AFFO was $11.5 million and $10.9 million, respectively.

	●	Net income was $4.7 million and $9.3 million, respectively.

	●	Rental income received was $25.8 million and $24.2 million, respectively.

●	For the nine months ended September 30, 2023, and September 30, 2022:

	●	FFO was $35.8 million and $30.9 million, respectively.

	●	AFFO was $37.9 million and $36.4 million, respectively.

	●	Net income was $14.5 million and $9.3 million, respectively.

	●	Rental income received was $74.3 million and $69.0 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “I am happy to report that during this quarter we were able to close the deal in Indiana for the 24 facilities. This was the largest acquisition to date for the Company and I look forward to finding similar deals in both existing and new states to grow our portfolio. I’m also pleased to report that the rent coverage of our portfolio has also been increasing steadily over the last year. These increases are reflective of increased reimbursement from the states our facilities are located in and our tenants/operators successfully managing their day-to-day operations. As always, my team and I are continuing to look for ways to grow the balance sheet and create additional shareholder value.”

Q3 2023 Quarterly Results of Operations:

Three Months Ended September 30, 2023 Compared to Three Months Ended September 30, 2022:

Rental revenues: The increase in Rental Revenues of $1.5 million or 6.3% is due to additional rental income received from the August 2023 acquisition of the Indiana Facilities, increased rent due to lease renewals and increased property taxes collected from tenants.

Depreciation and Amortization: The increase in depreciation of $0.20 million or 3.1% relates to the depreciation associated with the Indiana Acquisition and which was offset by certain equipment and personal property having been fully depreciated between the quarters ended September 30, 2023, and September 30, 2022.

General and administrative expenses: The increase in general and administrative expenses of $0.8 million or 113.7% reflects non-capitalized expenses related to the acquisition of the Indiana Facilities, and increased corporate salaries and expenses.

Property and other taxes: The decrease in property taxes of $0.2 million or 4.0% was primarily due to one property which is now subject to a triple-net lease.

Provision for credit losses: The decrease in the provision for credit losses of $5.1 million or 100.0% was related to the Company’s collection of bad debt resulting from the sale of 4 foreclosed properties in Massachusetts during the three-month period ended September 30, 2022

Interest expense, net: The increase in interest expense of $1.0 million or 14.6% was primarily due to additional debt service related to Series D Bonds, a second commercial bank loan facility the Company received in August 2023, an increase in the floating rate on the Company’s commercial bank loan facilities and additional interest incurred as a result of the issuance of Series C Bonds in 2023.

Net Income: The decrease in net income of $4.5 million or 49.1% was primarily a result a reduction in provision for credit losses of $5.1 million included in last year’s net income, higher general and administrative expenses and the increase in interest expenses partially offset by higher rental income.

Nine Months Ended September 30, 2023 Compared to Nine Months Ended September 30, 2022:

Rental revenues: The increase in rental revenue of $5.4 million or 7.8% was due to additional rental income arising from the renegotiation of certain leases, the receipt of rent from the acquisition of 24 facilities and additional property taxes being reimbursed by the tenants.

Depreciation and Amortization: The decrease in depreciation of $0.4 million or 2.0% was primarily due to certain equipment and personal property having been fully depreciated.

Loss on real estate investment impairment: In February 2023, one facility under one of our Southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility was leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which has been paid without interruption. As a result of the closure, the Company is seeking to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, the Company wrote off its remaining book value.

General and administrative: The decrease in general and administrative of $0.2 million or 4.2% was primarily a result of lower operating expenses incurred in the period ended September 30, 2023.

Property and other taxes: The increase in property taxes of $1.7 million or 17.5% was primarily due to increases in real estate taxes and franchise taxes partially as a result of the acquisition of the Indiana Facilities.

Provision for credit losses: The decrease in the provision for credit losses of $4.4 million or 100% was primarily related to the Company’s collection of bad debt due from the sale of 4 foreclosed properties in Massachusetts during the nine month period ended September 30, 2022.

Interest expense, net: The increase in interest expense of $2.1 million or 13.1% was primarily related to additional interest payments for Series D Bonds, a second commercial bank loan facility obtained in connection with the acquisition of the Indiana Facilities, increases in the floating rate on the Company’s commercial bank loan facilities and additional interest on Series C Bonds that were issued in 2023.

Miscellaneous Expense: The increase in miscellaneous expense of $1.0 million was the result of a fee paid to an investment banking firm in connection with the cancellation of an agreement with respect to a proposed financing transaction.

Foreign Currency Transaction Gain (Loss): The foreign currency transaction gain (loss) in 2022 of $11.0 million was the result of the repayment of the Series B Bonds. In 2023, the Company realized a $0.1 million foreign currency transaction gain during the 3rd quarter. These gains and losses are the result of changes in the value of the U.S. dollar relative to the New Israeli Shekel (NIS).

Net Income: The increase in net income of $5.3 million in 2023 was due to the increase in rental income, decrease in general and administrative expenses and the decline in realized foreign currency losses offset by increased depreciation and amortization, impairment of a real estate investment, the decline in collection of bad debt and increased interest expenses.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 27, 2023, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 107 healthcare facilities with an aggregate of 12,203 beds, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The 107 healthcare facilities comprise 97 skilled nursing facilities, eight assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the nine and three months ended September 30, 2023 and 2022, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
(dollars in $1,000s)
Net income	$14,525	$9,272	$4,704	$9,250
Depreciation and amortization	21,266	21,657	7,291	7,092
Funds from Operations	35,791	30,929	11,995	16,342
Adjustments to FFO:
Straight-line rent	(1,232)	(2,138)	(445)	(2,284)
Straight-line rent receivable write-off	—	1,075	—	1,075
Foreign currency transaction (gain) loss	(81)	10,932	(81)	833
Loss on real estate investment impairment	2,451	—	—	—
Provision for credit losses	—	(4,437)	—	(5,100)
Contract cancellation expense for proposed financing	1,000	—	—	—

Funds from Operations, as Adjusted	$37,929	$36,361	$11,469	$10,866